Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of Evolving Systems, Inc. as of December 31, 2017 and 2016 and for each of the years in the two year period ended December 31, 2017.

/s/ Friedman LLP

East Hanover, NJ

October 2, 2018